Exhibit 1(c)

CERTIFICATE OF AMENDMENT OF MASTER SMALL CAP VALUE TRUST

THIS Certificate of Amendment of Master Small Cap Value Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C.ss.3801 et seq.) (the “Act”).

1. Name. The name of the Trust is Master Small Cap Value Trust.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to MASTER VALUE OPPORTUNITIES TRUST.

3. Effective Date. This Certificate of Amendment shall be effective upon filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

By: Name: Title:	/s/ TERRY K. GLENN Terry K. Glenn Trustee

Dated: July 23, 2004